BMKR, LLP
Certified Public Accountants

1200 Veterans Memorial Hwy., Suite 350	T 631-293-5000
Hauppauge, New York 11788	F 631-234-4272
www.bmkr.com
Thomas G Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation for the year ended December 31, 2015 and 2014 of our Audit reports of Wrap Mail Inc. dated May 25, 2016 included in its Registration Statement on Form S-1 (No.8) dated July 27, 2016 relating to the financial statements and financial statement schedules for the two years ended December 31, 2015 and 2014 listed in the accompanying index.

BMKR LLP

BMKR LLP

Hauppauge,NY

July 27, 2016

 Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board